EXHIBIT 3.4

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree (i) to jointly file the Schedule 13D to which this joint filing agreement is attached and (ii) that this agreement be included as Exhibit 3.4 to such joint filing, and have duly executed this joint filing agreement as of the date set forth below.

Dated: February 9, 2018

WIPRO LLC

By:	/s/ Ashish Chawla

Name:	Ashish Chawla
Title:	Manager

WIPRO LIMITED

By:	/s/ Jatin Pravinchandra Dalal

Name:	Jatin Pravinchandra Dalal
Title:	Chief Financial Officer